AMERITAS INVESTMENT PARTNERS, INC.

(Formerly known as Summit Investment Advisors, Inc.

Name change effective April 30, 2013)

CODE OF ETHICS

Pursuant to Rule 204A-1 under the Investment Advisers Act of 1940

(EFFECTIVE AS OF JANUARY 1, 2013)

1.         Definitions

            1.1       Access Person.  "Access Person" means:

(A)       any director, officer or Advisory Person of the Adviser; or

(B)       any of the Adviser’s Supervised Persons who:

(1)        has access to nonpublic information regarding any Client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; or

(2)        is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.

            1.2       Adviser.  "Adviser" means Ameritas Investment Partners, Inc., a Nebraska corporation (formerly known as Summit Investment Advisors, Inc. name change effective April 30, 2013) registered as an investment adviser under the Investment Advisers Act of 1940.

            1.3       Advisory Person.  "Advisory Person" means (A) any employee of the Adviser (or of any company in a control relationship to the Adviser), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities by a Client, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (B) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to a Client with regard to the purchase or sale of Reportable Securities.

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            1.4       Beneficial Ownership.  "Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

            1.5       Client.  "Client" means any Investment Company, financial institution or other company or person for whom the Adviser acts as an investment adviser as that term is defined in the Investment Advisers Act of 1940.

            1.6       Control.  "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940.

            1.7       Initial Public Offering.  "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

            1.8       Investment Company.  “Investment Company” means a company registered as such under the Investment Company Act and for which the Adviser is the investment adviser.

1.9        Investment Personnel.  "Investment Personnel" means (A) any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Client; or (B) any natural person who controls the Adviser and who obtains information concerning recommendations made to a Client regarding the purchase or sale of securities by a Client.

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            1.10     Limited Offering.  "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6), or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

            1.11     Purchase or Sale of a Security.  "Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

            1.12     Reportable Fund.  “Reportable Fund” means:

(A)       any fund for which the Adviser serves as an investment adviser as defined in Section 2(a)(20) of the Investment Company Act of 1940; or

(B)       any fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.  For purposes of this Section, control has the same meaning as it does in Section 2(a)(9) of the Investment Company Act of 1940.

            1.13     Reportable Security.  “Reportable Security” means a security as defined in Section 202(a)(18) of the Investment Advisers Act (see Appendix A), except:

1.    that it does not include:

                        (A)       direct obligations of the Government of the United States;

(B)       bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(C)       shares issued by money market funds (other than money market Reportable Funds);

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(D)       shares issued by open-end funds other than Reportable Funds; and

(E)       shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

2.    and it does include:

(A)                        private placement limited partnerships; and

(B)  other securities that Advisor purchases or may purchase for a client portfolio.

For purposes of Section 1.13 (D) above, the term “open-end funds” does not include unit investment trusts or open-end management companies that invest in a pool of securities held within a particular index and that are traded on an exchange, commonly referred to as exchange-traded funds (“ETFs”).

1.14     Supervised Person.  “Supervised Person” means any officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

            1.15     De Minimis Transaction.  “De Minimis Transaction” means a purchase or sale of an exchange-traded fund (ETF) involving no more than the sum of $10,000.  If,

however, during any two consecutive calendar quarters, aggregate purchase or sale transactions by the Access Person in ETF shares of the same issuer exceed a cumulative value of $30,000, a subsequent transaction in the issuer’s securities during that period shall no longer be regarded as a De Minimis Transaction.

            1.16     Additional Definitions.  All other terms used in this Code shall be defined by reference to the Investment Company Act of 1940 or the Securities Exchange Act of 1934.

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            1.17     Index Account Transactions.  Index Account Transactions means all purchases and sales of securities (including but not limited to shares of stock, ETFs, fixed income securities and derivative contracts) in accounts that are passively managed and whose investment objectives are to seek investment results that correspond to the total return performance of a specific index or indices.

2.         Standards of Business Conduct

            2.1       The following standards shall govern the business conduct of Supervised Persons and the interpretation and administration of this Code:

(A)       The interests of Clients must be placed first at all times;

(B)       All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

(C)       Supervised Persons should not take inappropriate advantage of their positions; and

(D)       Supervised Persons must comply with applicable federal securities laws.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield supervised persons from liability for personal trading or other conduct that violates a fiduciary duty to Clients.

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3.         Prohibited Purchases and Sales

            3.1       Access Persons must obtain approval from the Adviser before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

            3.2       No Access Person shall purchase or sell, directly or indirectly, any Reportable Security (other than shares of a reportable Fund, Index Account Transactions and De Minimis Transactions) in which he or she has, or by reason of such transaction would acquire, any direct or indirect beneficial ownership at such time that any Client has a pending "buy" or "sell" order in the same security until the order is withdrawn or executed.

            3.3       No Access Person shall purchase or sell, directly or indirectly, any Reportable Security (other than shares of a Reportable Fund, Index Account Transactions and De Minimis Transactions) in which he or she has, or by reason of such transaction would acquire, any direct or indirect beneficial ownership within a period of seven calendar days before or after any transaction in such security by or on behalf of any Client that he or she manages.  In the event of such purchase or sale by the Investment Personnel within the prescribed period, the purchase or sale shall, if practicable, be rescinded or, if rescission shall not be practicable, any profits realized on such purchase or sale shall be forfeited to the Client.

            3.4       The prohibitions of this Section 3. shall apply to the purchase or sale by any Access Person of any convertible security, option or warrant of any issuer whose underlying securities are under active consideration by or for a Client.

            3.5       The prohibitions of this Section 3. shall not apply to purchases and sales specified in Section 5. of this Code.

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4.         Short-Term Trading

            4.1       No Investment Personnel shall profit from the purchase and sale or sale and purchase of the same or equivalent security (including a Reportable Security with the exception of shares of a Reportable Fund) within any 60 calendar-day period unless it is subsequently determined by the management of the Adviser that in light of all the surrounding circumstances application of this sanction is not warranted.  In the event of such transactions by an Investment Person within the prescribed period, the later transaction shall, if practicable, be rescinded or, if rescission shall not be practicable, any profits realized on the transactions shall be forfeited to any charitable organization selected by the Adviser.

            4.2       No Access Person shall purchase and redeem, or redeem and purchase, shares of the same series of a Reportable Fund within any seven (7) calendar-day period.  This prohibition shall not apply to transactions in shares of a Reportable Fund that is a money market fund.

            4.3       The sanctions of this Section 4. shall not apply to purchases and sales specified in Section 5. of this Code.

5.         Exempted Transactions

            5.1       The prohibitions in Sections 3. and 4. of this Code shall not apply to the following transactions by Access Persons:

                        (A)       purchases or sales effected in any account over which an Access Person has no direct or indirect influence or control;

                        (B)       purchases or sales of securities which are not eligible for purchase or sale by any Client;

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                        (C)       purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from the issuer, and the sales of the rights so acquired;

                        (D)       purchases or sales which are non-volitional on the part of either the Access Person or the Client;

                        (E)       purchases which are part of an automatic dividend reinvestment plan, an automatic investment plan, a payroll deduction plan or program (including, but not limited to, automatic payroll deduction plans or programs and 401(k) plans or programs (both employee initiated and/or employer matching)), an employee stock purchase plan or program, or other automatic stock purchase plans or programs; and

(F)               sales that are part of an automatic withdrawal plan or program, and                loans, withdrawals and distributions from 401(k) plans or programs.

 6.        Prohibited Business Conduct

            6.1       No Access Person shall, either directly or indirectly:

                        (A)       engage in any business transaction or arrangement for personal profit based on confidential information gained by way of employment with the Adviser.

                        (B)       communicate non-public information about security transactions of Clients whether current or prospective, to anyone unless necessary as part of the regular course of a Client's business.  Non-public information regarding particular securities must not be given to anyone who is not a Manager or an officer of the Client without prior approval of the President of the Client or the President of the Adviser (or his delegate).

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                        (C)       accept a gift, favor, or service of significant value from any person or company which, to the actual knowledge of such Access Person, does business or might do business with any Client or the Adviser.

                        (D)       buy or sell any security or any other property from or to a Client, provided that this item shall not be construed to prohibit a person from being a shareholder of an investment company Client or a policy owner of a variable annuity or life insurance policy which is funded or issued by a Client.

            6.2       No Investment Personnel shall serve on the board of directors of any company, excluding registered investment companies, which is subject to the reporting obligations of Section 12 or 15 of the Securities Exchange Act of 1934, absent prior authorization from the President of the Advisor.

7.   Pre-Clearance

             7.1       No Access Person shall effect any transaction in a Reportable Security in which he or she has, or by reason of such transaction would acquire, any direct or indirect beneficial ownership without the prior written or electronic approval of the Adviser; provided, however, that no person shall be required to pre-clear a transaction (A) effected for any account over which such person has no direct or indirect influence or control, (B) which is non-volitional on the part of such person, (C) which is part of an automatic dividend reinvestment plan, or (D) in shares of a Reportable Fund.  A preclearance approval shall be valid for a period of one (1) business day.

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8.  Reporting

            8.1       Reports Required. Unless excepted in Section 8.2, every Access Person shall report to the Adviser’s chief compliance officer or other designated persons:

                        (A)       Initial Holdings Reports. No later than 10 days after the person becomes an Access Person, the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

(1)  The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership;

(2)  The name of any broker, dealer or bank with which the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                                    (3)  The date the Access Person submits the report.

                        (B)       Quarterly Transaction Reports. No later than 30 days after the end of each calendar quarter, the following information:

(1)  With respect to transactions during the quarter in any Reportable Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Reportable Security:

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(a)  The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and the principal amount of each Reportable Security involved;

(b)  The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)  The price of the Reportable Security at which the transaction was effected;

(d)  The name of the broker, dealer or bank with or through which the transaction was effected; and

                                                (e)  The date the Access Person submits the report.

(2)  With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(a)  The name of the broker, dealer or bank with which the Access Person established the account; and

                                                (b)  The date the Access Person submits the report.

(3)  Supervised Persons who are not Access Persons shall be required to provide quarterly transaction reports with regard to transactions in shares of a Reportable Fund except a Reportable Fund that is a money market fund.

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(C)       Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

(1)  The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership;

(2)  The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                                    (3)  The date the Access Person submits the report.

            8.2       Exceptions from Reporting Requirements.

(A)       An Access Person need not make a report under Section 8.1 with respect to securities held in any account over which that person had no direct or indirect influence or control.

(B)       An Access Person need not make a quarterly transaction report under Section 8.1 with respect to information contained in broker trade confirmations or account statements held in the Adviser’s records if the Adviser receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

(C)       An Access Person need not make a quarterly transaction report under Section 8.1 with respect to transactions effected pursuant to an automatic investment plan.  An automatic investment plan is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

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            8.3       Any report under this Section may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

            8.4       All Access Persons must direct their brokers to supply to the Adviser’s chief compliance officer or other designated persons, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

            8.5       Every Supervised Person must certify annually that he or she has read and understands this Code and recognizes that he or she is subject to the Code.  In addition, each Supervised Person must certify annually that he or she has complied with the requirements of the Code.  Every Access Person must certify annually that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

9.  Administration of Code of Ethics

             9.1       The Adviser must use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

            9.2       No less frequently than annually, the Adviser must furnish to the board of directors of the Investment Company a written report that:

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(A)  Describes any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(B)  Certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

            9.3       Each Supervised Person must report any violations of the Code promptly to the Adviser’s chief compliance officer or, provided the chief compliance officer also receives reports of all violations, to the Adviser’s legal counsel.

            9.4       Each Supervised Person must be provided with a copy of the Code and any amendments.

            9.5       Each Supervised Person must provide the chief compliance officer or other designated persons with a written or electronic acknowledgement of their receipt of the Code and any amendments.

10.   Review of Reports

            10.1     The Adviser shall institute procedures by which appropriate management or compliance personnel review the reports described in Section 8.1.

11.  Recordkeeping Requirements

            11.1     The Adviser shall, at its principal place of business, maintain records in the manner and to the extent set forth below, and must make these records available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

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(A)  A copy of the Code of Ethics that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

(B)  A record of any violation of the Code of Ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(C)  A copy of each report made by an Access Person as required by Section 8., including any information provided in lieu of the reports of Section 8., must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(D)  A record of all persons, currently or within the past five years, who are or were required to make reports under Section 8., or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

(E)  A copy of each report required by Section 11.2 must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

            11.2     The Adviser shall maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities under Section 3.1, for at least five years after the end of the fiscal year in which the approval is granted.

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APPENDIX A

Section 202(a)(18) under the Investment Advisers Act of 1940

Definition of “Security”

“Security" means any:

•         Stock

•         Treasury stock,

•         Security future,

•         Note,

•         Bond,

•         Debenture,

•         Evidence of indebtedness,

•         Collateral-trust certificate,

•         Certificate of interest or participation in any profit-sharing agreement,

•         Reorganization certificate or subscription,

•         Transferable share,

•         Investment contract,

•         Voting-trust certificate,

•         Certificate of deposit for a security,

•         Fractional undivided interest in oil, gas, or other mineral rights,

Any:

•      put,

•      call,

•      straddle,

•      option, or

•      privilege

On any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any:

•      Put,

•      Call,

•      Straddle,

•      Option, or

•      Privilege

entered into on a national securities exchange relating to foreign currency,

or in general, any interest or instrument commonly known as a "security", or any:

•      Certificate of interest or participation in,

•      Temporary or interim certificate for,

•      Receipt for,

•      Guarantee of, or

•      Warrant or right to subscribe to or purchase,

any of the foregoing.

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